Exhibit 10.1

SHAREHOLDERS AGREEMENT

AMONG

INFOCUS CORPORATION

A Cayman Subsidiary of InFocus Corporation

TCL CORPORATION

AND

TCL Optoelectronic Tech (Shenzhen) Co., Ltd.

Dated as of December 14, 2004

with respect to

SOUTH MOUNTAIN TECHNOLOGIES, LTD.

TABLE OF CONTENTS

1.	DEFINITIONS

2.	DESCRIPTION OF THE COMPANY

3.	REPRESENTATIONS AND WARRANTIES

4.	ESTABLISHMENT AND STRUCTURE OF THE COMPANY

5.	DIRECTORS AND BOARD MEETINGS

6.	BUSINESS SCOPE AND BUSINESS MANAGEMENT

7.	BUDGETS, FINANCIAL INFORMATION AND AUDIT

8.	DISTRIBUTION POLICY AND DETERMINATION OF NET PROFIT

9.	FINANCE FOR THE COMPANY

10.	TRANSFER OF SHARES

11.	AMENDMENT AND ALTERATION OF THE AGREEMENT

12.	TERMINATION AND BUY OUT

13.	DURATION

14.	RIGHTS TO INFORMATION AND CONFIDENTIALITY

15.	REMEDIES

16.	TIME

17.	SEVERABILITY

18.	SURVIVAL OF RIGHTS, DUTIES AND OBLIGATIONS

19.	COSTS

20.	ENTIRE AGREEMENT

21.	CONFLICT WITH THE ARTICLES

22.	NO PARTNERSHIP

23.	NOTICE

24.	FURTHER ASSURANCE

25.	NO IMMUNITY

26.	DISPUTE RESOLUTION

27.	GOVERNING LAW

28.	COUNTERPARTS

SCHEDULE 1:	LIST OF RELATED CONTRACTS

EXHIBIT A:	FORM OF DEED OF ADHERENCE

i

THIS AGREEMENT is made as of December 14, 2004, by and among InFocus Corporation, a corporation duly organized and existing under the laws of Oregon, U.S.A., and a wholly-owned Cayman Island subsidiary of InFocus Corporation, hereinafter “InFocus Cayman” as one party (hereinafter individually and collectively referred to as “InFocus,” as applicable), and TCL Corporation, a company limited by shares duly organized and existing under the laws of the PRC, and TCL Optoelectronic Tech (Shenzhen) Co., Ltd. (“TCL Optoelectronic”), a limited liability company duly organized and existing under the laws of the PRC (hereinafter individually and collectively referred to as “TCL,” as applicable), as the other party.

WHEREAS:

A.                                    InFocus Corporation is the worldwide leader in the development, production and sale of thin displays, front and rear digital projection systems, engines devices and related products;

B.                                    TCL Corporation, directly and through its Subsidiaries, is a leading manufacturer and marketer of televisions, telecommunication equipment (including fixed line and mobile telephones), personal computers and peripheral computer equipment, consumer audio and video products, home appliances and electrical components and products;

C.                                    The Parties have agreed to establish the Company (as defined below) as a 50/50 joint venture business between InFocus Cayman and TCL Optoelectronic, and that the Company will engage in (i) the design, manufacture, manufacture outsourcing, sale and provision of after sales service and support for Joint Venture Products (as hereinafter defined) thereof; (ii) research and development in respect of Joint Venture Products ; and (iii) contract manufacturing of Joint Venture Products for third parties (the “Business”);

D.                                    The Parties have agreed that the Business shall be conducted through South Mountain Technologies, Ltd., a limited liability company organized under the laws of Cayman Islands (the “Company”) and one or more Subsidiaries of the Company as provided herein. Design, manufacturing, research and development, sales and operations of the Company shall be conducted by a wholly-owned Subsidiary (the “WFOE”) of the Company to be established in Shenzhen, PRC under the PRC’s Wholly Foreign-Owned Enterprise Law as more particularly described herein.  Additional research and development operations of the Company shall be conducted by Subsidiaries to be established by the Company in Wilsonville, Oregon and Fredrikstad, Norway;

E.                                      The Parties have agreed that certain of the Joint Venture Products designated as Committed Products and more particularly described herein shall be manufactured exclusively by the WFOE;

F.                                      The Parties have agreed that the Company shall have the opportunity to bid for the right to manufacture on an exclusive basis other Joint Venture Products that are not Committed Products as more particularly described herein;

Initialed by TCL	Initialed by INFOCUS

G.                                    InFocus Corporation agrees to guarantee the performance of obligations under this Agreement by InFocus Cayman, and to be held jointly and severally liable for any non-performance of the obligations under, or breach of this Agreement by, InFocus Cayman or its Permitted Transferee hereunder;

H.                                    TCL Corporation agrees to guarantee the performance of obligations under this Agreement by TCL Optoelectronic, and to be held jointly and severally liable for any non-performance of the obligations under, or breach of this Agreement by, TCL Optoelectronic or its Permitted Transferee hereunder;

I.                                         The Company was incorporated in Cayman Islands on December 13, 2004, and at the date hereof has an authorized share capital of US$ 20 million divided into 200,000,000 Ordinary Shares of par value US$ 0.10 each, of which 200 shares have been issued at a subscription price of US$2.50 per share and held by InFocus Cayman and TCL Optoelectronic on a 50/50 basis; and

J.                                      The Parties have agreed, subject to the satisfaction of the conditions precedent in Article 4, to subscribe for “A” and “B” Shares on the terms and subject to the conditions hereinafter contained.

NOW, THEREFORE, it is hereby agreed as follows:

1.                                      DEFINITIONS

1.1                                 The following words and expressions shall have the following meanings:

“A” Director means a director holding office appointed by holders of a majority of the “A” Shares;

“A” Shareholders means the persons from time to time registered as holder(s) of “A” Shares, initially TCL Optoelectronic or its Permitted Transferee hereunder;

“A” Shares means the Ordinary Shares to be designated “A” Ordinary Shares in the capital of the Company;

Affiliate of a Party shall mean a legal entity that, directly or indirectly, controls, or is controlled by, a Party. The term “control” means ownership of fifty percent (50%) or more of the registered capital or voting stock, or the power to appoint or elect a majority of directors or the power to direct the management of such entity.  In respect of TCL, Affiliates shall include, but not be limited to, TCL International Holdings Limited, the Component SBU division of TCL Corporation and the joint venture between TCL International Holdings Limited and Thomson S.A. named TTE Corporation (“TTE”).  The Affiliates of a Party shall not include the Company and its Subsidiaries;

Annual Accounts has the meaning given such term in Article 7.2;

Articles means the Memorandum and Articles of Association of the Company in a form consistent with the terms of this Agreement and to be adopted pursuant to Article 4.2.3;

Audited Accounts means the audit report and audited consolidated accounts of the Company for the applicable fiscal year;

Auditors means Ernst & Young or such other internationally-recognized accounting firm as shall be appointed by the Board in accordance with this Agreement;

“B” Director means a director holding office appointed by holders of a majority of the “B” Shares;

“B” Shareholders means the persons from time to time registered as holder(s) of “B” Shares, initially InFocus Cayman;

“B” Shares means the Ordinary Shares to be designated “B” Ordinary Shares in the capital of the Company;

Board means the board of directors of the Company;

Business Day means any day, other than a Saturday, Sunday or a day on which banks in the United States, the PRC or Hong Kong are required or authorized by law to be closed;

Business has the meaning given such term in Recital C;

Committed Products has the meaning given such term in Article 6.2;

Company has the meaning given such term in Recital D;

Completion Date means the date when the Completion takes place or such later date as the Shareholders may agree;

Completion means completion of the subscription for shares pursuant to Article 4 of this Agreement. Completion shall take place after fulfillment (or, at their discretion, waiver by the Shareholders) of all the Conditions as specified in Article 4 of this Agreement.  The Completion shall take place on the 5th Business Day or on another day as agreed between the Parties following the fulfillment (or, at their discretion, waiver by the Shareholders) of each of the Conditions as specified in Article 4;

Directors means the “A” Directors and the “B” Directors;

Fair Market Value of the Company shall mean the price that a willing buyer would pay to a willing seller for all of the equity capital of the Company in an arm’s length transaction, with neither the buyer nor the seller being under any immediate need to consummate the transaction.  It is agreed that the buyer and the seller in arriving at such price would (1) consider, among other factors, the past and present earnings of the Company, the initial public offering value of the Company if shares of capital stock of the Company were offered to the public in a widely distributed initial public offering and listed on one or more major stock exchanges if such initial public offering could reasonably be expected to be successful at such time, and comparable stock market valuation assuming that shares of the Company were listed on a major stock exchange and publicly traded and widely distributed with no discount for lack of liquidity if such listing and public trading could be reasonably expected to be achieved at such time; and (2) ascribe no value to the patents and technology licensed to the Company under the InFocus Technology License Agreement or the TCL Technology License Agreement to the extent such licenses would terminate as a result of a transfer of ownership interests and take into account the potential effect of such termination and the termination of this Agreement and other agreements between the Company and the shareholder transferring its equity interests in the Company on the earnings and financial position on the Company after such transfer as well as other effect on the earnings and financial position of the Company resulting from or relating to such transfer;

InFocus Technology License Agreement means the technology license agreement between InFocus Corporation and the Company in substantially the form agreed by the Parties;

Joint Venture Products has the meaning given such term in Article 6.1;

Landed Price means the actual cost of Joint Venture Products to a purchaser as delivered to the purchaser or its customers, taking into account all costs from production and delivery to the purchaser;

MFN means most-favored-nation terms, including pricing and other significant terms that are at least as favorable as the terms offered to or agreed with others;

Ordinary Shares means the “A” Shares and the “B” Shares;

Party means, as applicable, each of TCL Corporation, TCL Optoelectronic, InFocus Corporation and InFocus Cayman, and any transferee in the transfer of all or part of the interests of TCL Optoelectronic or InFocus Cayman made pursuant to this Agreement upon the signing by such transferee of a Deed of Adherence substantially in the form of Exhibit B, which are sometimes collectively referred to as the “Parties;”

Permitted Transferee means, with respect to a Party, a parent company or other entity owning, directly or indirectly, 75% or more of the voting equity securities in such Party, or a Subsidiary (directly or indirectly) whose voting equity securities are 75% or more owned by TCL Corporation (as to TCL) or InFocus Corporation (as to InFocus);

PRC or China means the People’s Republic of China;

Related Contract means each of the other agreements listed in Schedule 1;

Senior Officers mean the Chief Executive Officer (“CEO”), the Chief Operating Officer (“COO”), the Chief Financial Officer (“CFO”), the Chief Technology Officer (“CTO”), the head of each department of the Company or its Subsidiaries and other senior officers designated by the board of the directors of the Company or its Subsidiaries;

Shareholders means the “A” Shareholders and the “B” Shareholders;

Shares means the “A” Shares and the “B” Shares and any shares issued in exchange therefor by way of conversion or reclassification and any shares representing or deriving from such shares as a result of any increase in or reorganization or variation of the capital of the Company;

Subsidiary means, with respect to any Party, a corporation or other entity of which 50% or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Party, provided that the Subsidiaries of a Party shall not include the Company and its Subsidiaries;

TCL Technology License Agreement means the technology license agreement between TCL Corporation and the Company in substantially the form agreed by the Parties;

Technology License Agreement means the InFocus Technology License Agreement and/or TCL Technology License Agreement, as applicable;

TTE has the meaning as set forth in the definition of Affiliate.

1.2                                 Unless the context otherwise requires, any reference to a statutory provision shall include such provision as from time to time amended so far as such amendment applies or is capable of applying to any transactions entered into hereunder.

1.3                                 References to Recitals, Articles, Paragraphs and Schedules are to recitals, articles, paragraphs and schedules of this Agreement.

1.4                                 The headings are for convenience only and shall not affect the interpretation hereof.

1.5                                 Unless the context otherwise requires, words importing the singular only shall include the plural and vice versa and references to natural persons shall include bodies corporate.

2.                                      DESCRIPTION OF THE COMPANY

The Company has been formed as a newly established limited liability company under the laws of the Cayman Islands with an authorized capital of US$20 million, divided into 200,000,000 shares of common stock of par value US$0.10 each, of which 200 shares have been issued at a subscription price of US$2.50 per share and held by InFocus Cayman and TCL Optoelectronic or its Permitted Transferee on a 50/50 basis.

3.                                      REPRESENTATIONS AND WARRANTIES

3.1                                 By TCL

TCL hereby represents and warrants as of the date hereof and on the Completion Date (except for those as of a specified date) as follows:

3.1.1                        TCL Corporation is a company limited by shares duly organized and validly existing with the status of a legal person under the laws of the PRC.

3.1.2                        The execution and performance by TCL of this Agreement and each Related Contract to which it is or will be a party (i) are within its corporate power and business scope, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene its articles of association and (iv) do not contravene any law or contractual restriction binding on or affecting it other than, in the case of performance of this Agreement and each Related Contract, the Approvals required in the PRC prior to the Completion Date, including the Approvals relating to overseas investment by TCL, the establishment, registration and related matters of the WFOE, and any required registration or approval of the InFocus Technology License Agreement and other Related Contracts.

3.1.3                        All authorizations, consents or approvals or other actions by, and all notices to or filings with, any governmental authority (the “Approvals”) required for the due execution and delivery by TCL of this Agreement and each Related Contract to which it is or will be a party have been obtained, and all such Approvals will be obtained prior to the Completion Date.

3.1.4                        This Agreement is, and each Related Contract to which TCL is a party is, or on execution thereof will be, the legal, valid and binding obligation of TCL, enforceable against TCL in accordance with its respective terms except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability.

3.2                                 By InFocus

InFocus hereby represents and warrants as of the date hereof and on the Completion Date (except for those as of a specified date) as follows:

3.2.1                        InFocus Corporation is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oregon, the United States of America.

3.2.2                        The execution and performance by InFocus of this Agreement and each Related Contract to which it is or will be a party (i) are within its corporate power, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene its Articles of Incorporation or By-Laws and (iv) do not contravene any law or contractual restriction binding on or affecting InFocus, other than, in the case of the performance of this Agreement and each Related Contract, any consent or waiver required prior to the Completion Date under the Credit Agreement between InFocus and its primary line of credit lender, and in the case of the performance of this Agreement and the InFocus Technology License Agreement, any government approval required prior to the Completion Date.

3.2.3                        All authorizations, consents or approvals or other actions by, and all notices to or filings with, any governmental authority (the “Approvals”) required for the due execution and delivery by InFocus of this Agreement and each Related Contract to which it is or will be a Party have been obtained, and all such Approvals will be obtained prior to the Completion Date, other than, in the case of the performance of this Agreement and the InFocus Technology License Agreement, any government approval required prior to the Completion Date.

3.2.4                        This Agreement is, and each Related Contract to which InFocus is a Party is, or on execution will be, the legal, valid and binding obligation of InFocus, enforceable against InFocus in accordance with its respective terms except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability.

4.                                      ESTABLISHMENT AND STRUCTURE OF THE COMPANY

4.1                                 Meeting or Unanimous Consent of the Board of Directors

On or prior to the Completion Date, the Shareholders shall procure the holding of a meeting of the Board and the passing thereat of a resolution convening an Extraordinary General Meeting of the Company immediately following the adjournment of the meeting of the Board for the purposes referred to in Articles 4.2 and 4.3 or alternatively, procure a unanimous written consent of the Directors and a special resolution of the Company signed by all the Shareholders.

4.2                                 Extraordinary General Meeting or Special Resolution by Written Consent

Upon the calling of the Extraordinary General Meeting the Shareholders shall give consents to short notice in respect of such Extraordinary General Meeting and shall attend and vote thereat in favor of resolutions (in such form as shall have been previously approved by the Shareholders) or alternatively provide written consent to the adoption of a special resolution:

4.2.1                        designating the issued Ordinary Shares in the name of TCL Optoelectronic as “A” Shares and designating the issued Ordinary Shares in the name of InFocus Cayman as “B” Shares.

4.2.2                        authorizing the Directors to issue and allot a total of 1,999,900 “A” and 1,999,900 “B” Shares at the subscription price of US$2.50 per shares to the Shareholders on the Completion Date in accordance with this Agreement.

4.2.3                        adopting the Articles in substitution for the existing articles of association of the Company.

4.3                                 Subscription for Shares

Forthwith upon the passing of the resolutions of the Company pursuant to Article 4.2:

4.3.1                        the Shareholders shall each complete, sign and deliver to the Company applications for the allotment to them of the number of “A” or “B” Shares set against their names below (in addition to the 100 shares initially issued to each of TCL Optoelectronic and InFocus Cayman) to be subscribed for in cash at a price of US$2.50 per share, by wire transfer of immediately available funds for the appropriate sum:

TCL Optoelectronic:1,999,900 “A” Shares at the Completion Date

InFocus Cayman: 1,999,900 “B” Shares at the Completion Date

4.3.2                        the Shareholders shall procure that the meeting of the Board referred to in Article 4.1 is reconvened and that there are passed thereat resolutions or alternatively, an unanimous written consent of the director is obtained:

(i)                                     approving the Shareholders’ applications for the “A” and “B” Shares and allotting those Shares at the Completion Date, authorizing the Shareholders names to be entered in the Register of Members of the Company as holders of the Shares so allotted and directing the sealing of certificates in respect thereof;

(ii)                                  adopting the year ending December 31 as the Company’s fiscal year;

(iii)                               appointing Ernst & Young or another internationally recognized accounting firm agreed between the Parties as the Company’s Auditors;

(iv)                              accepting the resignation of the initial Secretary of the Company and appointing as Secretary of the Company an officer of the Company nominated by the A Directors;

(v)                                 approving agreements listed on Schedule 1 hereto, in substantially the forms initialed by the Parties; and

(vi)                              ratifying the articles of association (or equivalent formation documents) for the WFOE and the wholly-owned Subsidiaries of the Company in the United States of America and Norway.

4.3.3                        The Company shall issue a total of 2,000,000 “A” Shares to TCL Optoelectronic and 2,000,000 “B” Shares to InFocus Cayman in total with the remaining shares after the Completion Date being issued as the Board deems appropriate pursuant to this Agreement and shall register the Shareholders as the holders of such shares and shall prepare, seal share certificates in respect and deliver to the Shareholders thereof in their names. TCL and InFocus shall subscribe for, and the Company shall issue to them, Shares in the remaining authorized share capital of the Company on a 50/50 basis (i.e. US$5 million each) at the same subscription price per Share within one (1) year of the Completion Date with the exact timing of such further subscription to be determined by the Board.

4.3.4                        The Parties have agreed upon the pre-establishment budget of US$ 3 million by a separate agreement and shall contribute to such budget by wire transfer of immediately available funds within five (5) Business Days of the date hereof.  Expenditures made by a Party in accordance with such budget, shall be credited against the Party’s subscription price for Shares, subject to confirmation of the expenditures by the Board.

4.4                                 Conditions to the Completion

The obligation of the Parties to complete the purchase of Shares on the Completion Date shall be conditioned upon the fulfillment (or, at their discretion, waiver by the Shareholders), of each of the following conditions precedent (“Conditions”) described below:

(a)                                  the passing of a resolution by the board of directors of each of InFocus and TCL to approve this Agreement, the arrangements contemplated herein and all ancillary matters relating hereto;

(b)                                 adoption of the Articles pursuant to Article 4.2.3 of this Agreement;

(c)                                  approval by the Parties of the articles of association of the WFOE to be finalized based on this Agreement;

(d)                                 approval by the Parties of the agreements listed on Schedule 1 hereto;

(e)                                  registration and approval (if necessary) by the PRC Ministry of Commerce or its authorized local government authorities and any other government authorities of the technology license agreement between the Company and the WFOE;

(f)                                    approval of the WFOE by the competent PRC approval authorities, which permits the unlimited sale of the Joint Venture Products in the PRC;

(g)                                 approval of the WFOE’s articles of association by the competent PRC approval authorities in the form submitted without changes that are materially adverse to a Party’s interest in the Company or the WFOE (unless waived by the Parties);

(h)                                 issuance of a business license to the WFOE by the competent PRC industrial and commercial bureau for the WFOE to engage in the business specified in the WFOE’s articles of association as approved by the Board; and

(i)                                     written certification by the Parties that their respective representations and warranties under Article 3 are true and correct when made and on the Completion Date (except for those with a specified date) in all material respects.

4.5                                 Satisfaction

InFocus and TCL shall in their own name or, where appropriate, on behalf of the Company, use their respective commercially reasonable efforts to procure the satisfaction of the Conditions. Each Party shall forthwith notify the other in writing upon it becoming aware of the fulfillment of any of the Conditions. Upon fulfillment (or at their discretion, waiver by the Parties) of all the Conditions, the Parties shall proceed to Completion in accordance with this Article 4.

4.6                                 Non-fulfillment

In the event that the Conditions have not been fulfilled (or, at their discretion, waived by the Parties) on or before the date that is four (4) months from the date hereof or such later date as the Parties may agree in writing, all liabilities of the Parties hereunder shall cease, subject to all accrued rights and obligations and subject to the obligations of the Parties under Article 14.2 of this Agreement remaining in force.

4.7                                 Completion

4.7.1                        Neither InFocus nor TCL shall be obliged to complete the subscription of the Shares on the Completion Date unless subscription for all the Shares scheduled for such Completion is completed simultaneously.

4.7.2                        Subject to the terms of this Agreement, the Parties shall subscribe for and the Company shall issue and allot on the Completion Date the applicable number of Shares to the Parties pursuant to Article 4.

5.                                      DIRECTORS AND BOARD MEETINGS

5.1                                 “A” Directors of the Company

Holders of a majority of the “A” Shares shall appoint the following three persons as the initial “A” Directors:

Hu Quisheng

Bo Lianming

Shi Wanwen

5.2                                 “B” Directors of the Company

Holders of a majority of the “B” Shares shall appoint the following three persons as the initial “B” Directors:

Kyle Ranson

John Harker

Mike Yonker

5.3                                 Resignation of Directors

Any Director may resign at any time by delivering his or her written resignation to the Party which appointed him or her and to the Chairman or, in the case of the resignation of the Chairman, to the Vice Chairman.  Such resignation shall specify whether it will be effective at a particular time, upon receipt by the relevant Party which appointed such Director or at the decision of the Board.  If no such specification is made it shall be deemed effective at the decision of the relevant Party which appointed such Director.

5.4                                 Vacancies and Removal of Directors.

Any vacancy on the Board shall be filled by the Party which appointed the Director who vacated his or her seat on the Board and his or her replacement shall serve out the remainder of the departing Director’s term of office.  A vacancy on the Board shall be deemed to exist under this Article in the case of the death, removal or resignation of any Director.  A Director can be removed from the Board at any time, with or without cause, by the Party which appointed him or her as a Director.  When appointing and replacing Directors, the Party making such appointment shall notify the Company and the other Party in writing and shall indemnify the Company from all of its losses and expenses resulting from any claim by such Directors against the Company relating to such removal.

5.5                                 Chairman and Vice Chairman of the Board

The Chairman of the Board shall be appointed by TCL and the Vice Chairman shall be appointed by InFocus. The first Chairman shall be Hu Quisheng and the first Vice Chairman shall be Kyle Ranson.  The Chairman or Vice Chairman can be removed at any time, with or without cause, by the Party which appointed him or her.  When appointing and replacing the Chairman or Vice Chairman, the Party making such appointment shall notify the Company and the other Party in writing and shall indemnify the Company from all of its losses and expenses resulting from any claim by such Chairman or Vice Chairman against the Company relating to such removal.

5.6                                 Board Meetings

5.6.1                        Meeting of the Board. The Board shall convene and hold at least one regular meeting in each quarter.  Before each meeting, the Chairman shall issue to all Directors a written notice setting forth the agenda, time and place of the meeting.  Special meetings of the Board shall also be convened by the Chairman (or, if the Chairman fails to do so, the Vice Chairman) upon a written proposal made by any two of the Directors.  Meetings of the Board may be held in any jurisdiction approved by the Board, provided that adequate facilities are available for telephonic participation.  All board meetings shall be conducted in English and Chinese with both Parties having interpreters available in attendance.  Both Parties will be allowed to have guests attend board meetings on an as-needed basis based upon the agenda of the meeting.  Such attendance must be approved by the Chairman and Vice Chairman, and such approval will not be unreasonably withheld.  Such allowed guests may be excused during the meeting during any period in which confidential information is discussed or conflict of interest information is discussed.

5.6.2                        Notice and Agenda; Waiver of Notice.  All regular or special meetings of the Board shall be called upon ten (10) Business Days’ prior written notice (or upon such lesser period of time as the Directors shall unanimously agree in writing from time to time) to all Directors.  Such notice shall indicate the date, time, and place and agenda of the meeting together with any related materials.  Extemporary and additional proposals can be included in the agenda and discussed in the meetings with the agreement of the majority of the Directors present with at least one A Director and one B Director included in such majority.  Notice of meeting need not be given to any Director who submits a written waiver of notice, signed by such Director, whether before or after the meeting.  Neither the business to be transacted at, nor the purpose of, any meeting of the Board need be specified in any written waiver of notice.  Attendance of a Director at a meeting (whether in person, by proxy or by telephone) shall constitute a waiver of notice of such meeting, except when the Director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

5.6.3                        Quorum.  The quorum for board meetings shall not be less than five (5) Directors attending in person, by proxy or telephone. Any resolution made in a board meeting without a quorum shall be of no effect.  A majority of the Directors present, whether or not a quorum is present, may adjourn any meeting to another time and place.  Notice of any adjournment of any meeting of the Board to another time or place shall be given to the Directors who were not present at the time of the adjournment in the manner specified by Article 5.6.2 hereof and, unless such time and place are announced at the meeting, to the other Directors.  The participation of the Directors in meetings of the Board is critical to the success of the Company.  The failure of at least two (2) A or B Directors to attend duly called regular or special meetings of the Board so as to result in the failure to achieve a quorum for three consecutive meetings of the Board shall constitute a material breach of the Agreement by the Party which appointed such non-attending Directors. A board meeting (the “First Meeting”) properly called hereunder that does not have the requisite quorum shall automatically reconvene at the same time on the fifth (5th) Business Day (the “Second Meeting”) from the original date of such meeting at the same place with the same agenda.  If a quorum is again not achieved due to the absence of the Directors appointed by the same Party, then a third board meeting (the “Third Meeting”) shall automatically reconvene at the same time on the fifth (5th) Business Day from the Second Meeting date at the same place with the same agenda and the requisite quorum shall be deemed to exist at such Third Meeting unless otherwise agreed by the written consent of all the Directors.

5.6.4                        Attendance and Voting.  Directors may be present and vote at a meeting of the Board in person, by proxy or by telephone.  Each Director shall have one vote.  The Chairman and the Vice Chairman shall each have the same right of one vote accorded to each of the other Directors.

5.6.5                        Participation by Telephone.  Any member of the Board may participate in a meeting by means of conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

5.6.6                        Proxy.  Any Director who cannot participate in person or by telephone at the meeting of the Board may present a proxy in writing to the Board authorizing any other Director or a natural person with legal capacity to participate at such meeting on such Director’s behalf.

5.6.7                        Action Without a Meeting.  Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting by a written resolution if such resolution is sent to all members of the Board and affirmatively signed and adopted by the number of Directors necessary to make such a decision as stipulated in the Articles.

5.6.8                        Matters Requiring Board Approval.  The Board shall have and exercise all of the final authoritative powers belonging or pertaining to the Company, and shall decide all major issues concerning the Company.  Except as specifically agreed to by the Parties, all decisions brought before the Board shall require the approval of all the Directors present at a board meeting. The matters that require the unanimous consent of the directors in a meeting in which a quorum is present include, but are not limited to each of the matters listed below:

(1)                                  Any adoption of or amendments to the Articles or the articles of association or other charter documents of any Subsidiary of the Company;

(2)                                  Any winding up, liquidation or other dissolution of the Company or any of its Subsidiaries;

(3)                                  Any change in the authorized share capital of the Company, creation or issuance of additional Shares of or other equity or equivalent interests in the Company or any of its Subsidiaries, transfer of the issued Shares (other than a transfer to a Permitted Transferee), or redemption, repurchase or cancellation of issued Shares or other equity interests in the Company;

(4)                                  Any merger, consolidation, scheme of arrangement, recapitalization or sale of all or substantially all of the assets, of the Company or any of its Subsidiaries;

(5)                                  Any mortgage and pledge of, or grant of a security interest in, the assets of the Company or any of its Subsidiaries to any third party;

(6)                                  Any loan to, investment in, or guarantee of the indebtedness of, a third party (other than a Subsidiary of the Company) by the Company or any of its Subsidiaries;

(7)                                  Annual and any interim business plans, the annual and any interim budget, including anticipated operating costs and expenses, and the annual and any interim consolidated financial statements of the Company and any significant change in any of the foregoing;

(8)                                  Significant changes to the Business of the Company or any of its Subsidiaries, including engaging in any new line of business or ceasing to carry on any existing line of business;

(9)                                  The approval and amendment of:

(a)                                  any contract, commitment or expenditure which is not included in an annual or interim budget and which by itself, or together with other contracts, commitments or expenditure which are not included in the budget, involves total payments by the Company and its Subsidiaries that exceed US$ 500,000 or its equivalent in any 12 month period;

(b)                                 any expenditure, contract or commitment approved in the annual or interim budget which exceeds the amount provided for in the budget by 10% or more or

US$500,000 or its equivalent or such higher dollar amounts and such higher percentage as the Board may determine from time to time;

(c)                                  any borrowing by the Company or any of its Subsidiaries which would result in total debt of the Company and its Subsidiaries exceeding US$500,000 or its equivalent other than those the material terms of which have been specifically authorized in an annual or interim business plan or budget of the Company; or

(d)                                 the disposition or transfer of assets owned by the Company or its Subsidiaries with a value in excess of US$500,000 or its equivalent;

(10)                            The commencement or settlement of arbitration, litigation or conciliation by the Company or any of its Subsidiaries with any third party;

(11)                            The appointment of a liquidation team and its members to conduct the liquidation of the Company or any of its Subsidiaries;

(12)                            The appointment or termination of the Auditors;

(13)                            Appointment or removal of the CEO and other Senior Officers, or the determination of the salary and benefits for the CEO and the other Senior Officers of the Company and any changes thereto;

(14)                            Determination of the scale of wages, benefits and allowances of the workers and staff of the Company or its Subsidiaries and any changes thereto;

(15)                            Declaration or payment of any dividend or making of any distribution on or with respect to the Shares or any other share capital of the Company;

(16)                            Adoption of or amendment to any share option or similar incentive plan of the Company, the determination of key terms of the options granted under such plan, and the grant of options to the CEO and other Senior Officers;

(17)                            Any disposal of, or grant of an exclusive license (without any right of use by the licensor) for, any intellectual property rights or trade secrets that are material to the Business;

(18)                            Entering into any transaction involving the Company or any of its Subsidiaries, on the one hand, and any Shareholder or any of its Directors or Senior Officers or any of their respective Affiliates, on the other hand;

(19)                            Effecting any increase or decrease in the number of directors constituting the Board; and

(20)                            Determination of the plan of initial public offering of the Shares, including the selection of lead underwriters and listing venue and the determination of timing and key terms of such offering.

5.6.9                        Management.  The day-to-day operations of the Company and its Subsidiaries shall be managed by executive officers appointed by the Board.  The “B” Directors shall have the right to nominate the CEO and the CTO of the Company and its Subsidiaries.  The “A” Directors shall have the right to nominate the COO and the CFO of the Company and its Subsidiaries.  Under the direction and authority of the CEO, these four executive officers shall manage the day-to-day operations of the Company and its Subsidiaries as members of a Management Committee.  The COO, CTO, CFO and director of sales shall each report to the CEO.  The CFO shall work with InFocus to (i) adopt internal controls over financial reporting of the Company and its Subsidiaries that are consistent with international standards and enable InFocus to comply with U.S. GAAP in reporting its investment in the Company, and (ii) maintain on his or her staff an executive or director level individual who has experience, expertise or adequate training in compliance with financial reporting requirements under U.S. GAAP, the Sarbanes-Oxley Act of 2002, and the regulations of the U.S. Securities and Exchange Commission.

6.                                      BUSINESS SCOPE AND BUSINESS MANAGEMENT

6.1                                 Business Scope

The business scope of the Company shall include the research, development, design, manufacture, manufacture outsourcing or supply chain management, component sale, OEM sale, and the provision of after-sales service and support with respect to the following joint venture products (“Joint Venture Products”):

(a)                                  Optical engines for rear-projection televisions (“RPTVs”) and such optical engines being the RPTV optical engines;

(b)                                 Optical engines for front projectors using digital light processor, liquid crystal display (“LCD”), and other display technologies; and

(c)                                  Front projectors;

6.2                                 Committed Products

The Parties agree that the following Joint Venture Products shall be manufactured by the Company or its Subsidiaries on an exclusive basis (“Committed Products”):

(a)                                  Products under the Stingray, V1, V2 and IROC projects (as further described in the InFocus Technology License Agreement) which products shall be committed by InFocus to be manufactured exclusively by the Company or its Subsidiaries; and

(b)                                 Products under the HD3 project (as further described in the TCL Technology License Agreement) which products shall be committed by TCL to be manufactured exclusively by the Company or its Subsidiaries.

6.3                                 Manufacturing Schedule

The Parties intend that the Company will begin to manufacture the Committed Products in the sequence as agreed between the Parties and shall use their respective commercial best efforts to ensure that the Company will achieve its production plan as agreed between the Parties.

6.4                                 Future Joint Venture Products

(a)                                  The Parties intend this Company to be developed into a broad cooperation between the Shareholders on a worldwide basis for the Business and the Joint Venture Products.

(b)                                 Each Party shall, and shall cause its Affiliates to, provide the Company an opportunity to bid on all future proposed requirements of Joint Venture Products, including a reasonable period of time to prepare its bid and discuss the Requirements with such Party.  The Company shall have the right to manufacture a future proposed product required by a Party exclusively if the Company’s bid meets each of the following conditions (“Requirements”):

(i)                                     the Landed Price of the product as quoted by the Company are not less advantageous to such Party or its Affiliates than bids received from other manufacturers for such product;

(ii)                                  the Company demonstrates an ability to meet the technical specifications, production schedule, warranty and quality specifications and terms of delivery for such product; and

(iii)                               manufacture of such product by the Company is not prohibited under the terms of an agreement in effect prior to the date of this Agreement.

(c)                                  In the event that a key customer of a Party for a proposed product indicates that it will only purchase such product if it is not manufactured by the Company, such Party shall use its commercial best efforts to arrange a meeting between the Company and such customer and to resolve any concerns raised by such customer.  If the Party and the Company fail to resolve the objection of such customer after thirty (30) Business Days and commercial best efforts have been made by the Party to resolve such objection, the Party may allow a third party to manufacture for such customer.

(d)                                 If the Company declines to bid or fails to meet the Requirements for the future proposed product, the Party and its Affiliates will be free to accept another bid on the product and source it at their discretion from such bidder, provided that the notice by such Party requesting for a bid and the accepted bid shall contain terms of Requirements that are equivalent to those offered to the Company.

(e)                                  The Parties acknowledge that InFocus currently utilizes and will continue to utilize other contract manufacturers to manufacture certain Joint Venture Products on behalf of InFocus, subject to the provisions of Articles 6.1, 6.2, 6.3 and 6.4, including specifically obligations set forth in Articles 6.4(b).

6.5                                 Conduct of the Business

Each of the Parties agrees to exercise its respective rights hereunder and as a shareholder of the Company (insofar as it lawfully can) so as to ensure that:

6.5.1                        the Company performs and complies with all obligations on its part under this Agreement and complies with the restrictions imposed upon it under the Articles; and

6.5.2                        the Business is conducted in accordance with sound and good business practice and the highest ethical standards.

6.6                                 Management of the Business

6.6.1                        The Business shall be under the overall management of the Board.  The Board shall be responsible for determining the overall policies and objectives of the Company.

6.6.2                        The Parties shall procure that the Board and the Company make the following business management arrangements for the WFOE:

(a)                                  Management of the WFOE.  Similar to the Company, the day-to-day operation and management of the WFOE shall be under the direction of the CEO of the WFOE and managed by a management committee of senior officers.  The Parties shall nominate the Senior Officers of the Company to the equivalent positions at the WFOE and shall cause the board of directors of the WFOE to appoint and remove such Senior Officers of the WFOE at the same time as they are appointed or removed as Senior Officers of the Company.

(b)                                 Term of Office.  The CEO, the COO the CTO and the CFO shall, unless they became incapacitated, retire or are removed from office earlier by the board of directors of the WFOE, hold office for a term of three (3) years each and shall be eligible for appointment for further terms.  The CEO, the COO, the CTO, and the CFO may serve consecutive terms if reappointed by the board of directors of the WFOE.  The terms of service for the other officers shall be specified in an employment contract.

(c)                                  Power of Board to Dismiss Officers.  The board of directors of the WFOE may, by a resolution, remove the CEO, the COO, the CTO or the CFO of the WFOE in accordance with the terms of their respective employment contract and PRC law.  Unless decided otherwise by the board of directors of the WFOE, the authority to appoint and dismiss the other Senior Officers of the WFOE is delegated to the CEO, who shall consult with and obtain consensus from the other members of the management committee on such decisions.

(d)                                 Responsibilities of the CEO and Other Officers.  The responsibility of the CEO shall be to carry out the various decisions of the board of directors of the WFOE and to organize and manage its daily business.  Without the specific approval of the board of directors of the WFOE, the CEO, the COO, the CTO and the CFO of the WFOE shall not simultaneously occupy any operational position in any other economic organizations nor shall such persons participate in any economic activity which may directly compete with the interests of the WFOE.

(e)                                  Corporate Secretary.  The WFOE shall have a corporate secretary who shall serve for a term of three (3) years and be responsible for keeping the corporate books and records of the WFOE, including the minutes of meetings of the board of directors.  The Parties will alternate the right to appoint the secretary.

6.6.3                        TCL shall use all reasonable efforts to assist the Company in the following matters related to the Company at the expense of the Company except as otherwise provided hereinafter:

(a)                                  any matters involving PRC governmental departments or agencies, including but not limited to tax holidays for the WFOE and pending land lease;

(b)                                 working with local China banks to seek bank financing for the WFOE;

(c)                                  working with TTE to secure additional manufacturing space at other existing TTE manufacturing locations around the world at reasonable lease rates;

(d)                                 the establishment of both RMB and U.S. dollar current and capital accounts of the WFOE;

(e)                                  the submission of applications for all necessary approvals, permits, certificates and licenses required in connection with the conduct of the WFOE’s business for domestic and export sale of product;

(f)                                    the completion of all import formalities including obtaining any required PRC import licenses for, and transporting to the WFOE’s facilities from the designated port of entry in China, all materials and equipment to be imported by the WFOE;

(g)                                 on behalf of the expatriate personnel of the WFOE, to provide assistance in arranging PRC entrance and exit formalities, work permit certificates and assist in finding accommodations compatible with the style and standard of living of such personnel in their respective home countries and assist such employees in making all PRC domestic travel arrangements;

(h)                                 application for and obtaining the maximum benefit of all permitted reductions in, or exemptions from, PRC income taxes (including withholding taxes), import duties, value added, business and consumption taxes, local surcharges, real estate taxes, vehicle taxes or any other tax reductions, rebates or exemptions to which the WFOE is currently or may in the future become entitled;

(i)                                     WFOE certification as a “technically advanced enterprise” and in applying for the appropriate confirmation certificates and associated benefits for the sale of Joint Venture Products to the Parties for domestic and export consumption;

(j)                                     obtaining from the appropriate PRC authorities all necessary licenses and foreign exchange approvals to permit the repatriation out of the PRC of all profits, dividends, return of capital, proceeds of liquidation and sale of equity interest in foreign exchange, after the payment of applicable PRC income taxes, if any;

(k)                                  obtaining from the appropriate PRC authorities all necessary licenses and foreign exchange approvals to permit the repatriation of the salaries and benefit payments in foreign exchange of the expatriate personnel of the WFOE, after payment of applicable PRC income taxes;

(l)                                     helping the Company develop the capability to design and manufacture the Committed Products as soon as practicable; and

(m)                               at TCL’s own expense, securing the land use rights for the land to be leased to the WFOE pursuant to a lease agreement for a reasonable fair market rate as approved by the Board.

6.6.4                        InFocus shall use all reasonable efforts to assist the Company in the following matters related to the Company at the expense of the Company:

(a)                                  to develop its financial planning, corporate governance and reporting systems in accordance with SEC and SARBOX regulations;

(b)                                 to utilize advanced computerized scientific management systems;

(c)                                  to instruct and train selected PRC technical personnel and staff of the Company in the PRC, including the application and usage of intellectual property rights licensed to the Company and other know-how necessary to manufacture the Joint Venture Products and conduct the Business;

(d)                                 to prepare, submit and monitor applications to obtain all required U.S. governmental approvals, including any required U.S. export licenses or licenses covering the export of technology, equipment, software, technical data or related materials from the U.S. to the PRC in connection with the transactions contemplated hereby or under the InFocus Technology License Agreement;

(e)                              to assist the WFOE in procuring equipment, raw materials and supplies manufactured outside of the PRC;

(f)                                    to assist the relocation of expatriate staff to their home countries;

(g)                                 to establish or assist in establishing the U.S.A. and Norwegian Subsidiaries of the Company and complete the transfer of adequate research and development assets and resources to those Subsidiaries and to establish a world-class research and development capability for the Company; and

(h)                                 to help the Company develop the capability to design and manufacture the Committed Products as soon as practicable.

6.7                                 Sale of Joint Venture Products and Use of Trademarks

6.7.1                        The Parties agree that the Company shall have full authority in selling the Joint Venture Products worldwide as components or on an OEM basis, including the pursuit of the following business models:

(a)                                  Optical Engines: The Company will supply Optical Engines to the Parties and other television and projector manufacturers worldwide;

(b)                                 Front Projectors: The Company will supply Front Projectors to the Parties and other manufactures on an OEM basis;

(c)                                  The Company shall carry out its own sourcing activities and order components directly from the suppliers.

6.7.2                        Under a separately negotiated agreement, TCL shall have the right to sell and distribute front projectors under the trademarks of InFocus.  TCL may under separately negotiated terms become a distributor or reseller of InFocus branded products in the PRC (which for purposes of this agreement shall exclude the special administrative regions of Hong Kong, and Macau and Taiwan province) and third countries as may later be agreed upon.  InFocus may under separately negotiated terms become a distributor or reseller of TCL branded products.

6.7.3                        The Parties may purchase the Joint Venture Products from the Company on a non-exclusive basis except as otherwise described herein, including Articles 6.2 and 6.4.  The pricing of the Joint Venture Products to be supplied by the Company to either Party shall be equivalent to or better than the pricing offered to any other customer on products of the same or equivalent bill of materials, regardless of purchasing volume.  Such pricing to each Party shall continue for ten (10) years and thereafter as long as the respective Party maintains a ten percent (10%) or more equity ownership in the Company on a fully-diluted basis.  In the event of supply shortage, the Company shall use its commercial best efforts to allow the Parties to obtain preferred and sufficient supply before orders from other customers are accepted or fulfilled unless the Company is obligated to accept or fulfill such orders by contract.

6.8                                 Research and Development

6.8.1                        The Parties shall transfer certain research and development (“R&D”) personnel (the “Transferred R&D Resources”) that are related to the R&D, design or manufacturing of the Joint Venture Products as agreed between the Parties as part of or prior to the Completion.  Under separately negotiated agreements other assets of the Parties may be purchased or leased from the Parties.  The Parties shall also make available on a consultancy basis to the Company other R&D resources and otherwise cooperate with and support the Company in optimizing its R&D activities.

6.8.2                        The Parties shall contribute the Transferred R&D Resources being transferred from them respectively to the Company on the Completion Date free and clear of any liabilities, obligations or expenses of any kind, whether accrued, contingent or otherwise, including employee retirement obligations or other employee benefits or obligations with respect to personnel being transferred to the Company that have accrued as of, or are related to the period of their employment with the Party prior to, the Completion Date unless such personnel has been specifically hired by the Party for the Company.

6.8.3                        A Party may under its sole business discretion allow the Company to test, utilize, license and purchase the Party’s Developed Components (as defined below) and New Projection Technology (as defined below), including the right to purchase certain quantities exclusively during an initial period following the commercial launch of such components.  The Party shall provide MFN pricing to the Company for licensing Developed Components and New Projection Technology.

“Developed Components” include components, software, integrated circuits and other parts and applications developed by the Party or any of its Subsidiaries and Affiliates or jointly developed by the Party or any of its Affiliates and Subsidiaries and any other person or entity from time to time that can be used by the Company in connection with the development, design or manufacture of any of the Joint Venture Products.

“New Projection Technology” of a Party means Intellectual Property (as defined in the Technology License Agreements) discovered, made, conceived, reduced to practice or developed by the Party or its Affiliates or Subsidiaries or jointly developed by the Party or any of its Affiliates and Subsidiaries with any other person or entity from time to time that can be used by the Company in connection with the development, design or manufacture of any of the Joint Venture Products.

Notwithstanding the foregoing, except as may be otherwise agreed or with respect to those that are jointly developed, all intellectual rights of Developed Components and New Projection Technology shall remain the property of the Party that has developed it.

6.9                                 Future Ventures

Neither InFocus nor TCL shall create a joint venture with a third party involving the Joint Venture Products that is comparable to the joint venture arrangement contemplated herein in terms of scale and commitment from such Party as long as such Party holds an equity ownership of more than ten percent (10%) of the Company or the Company is not in bankruptcy, receivership or liquidation.

6.10                           TTE.  TCL agrees to use its commercial best efforts to cause TTE to offer InFocus terms that are at least as favorable to InFocus as those TTE offers to third party customers under similar circumstances in connection with the purchase of RPTVs or other thin displays by InFocus from TTE.

7.                                      BUDGETS, FINANCIAL INFORMATION AND AUDIT

7.1                                 The Company shall prepare and submit to the Directors and to the Shareholders:

(i)                                     on or before December 1 in each fiscal year a detailed draft operating budget for the Company and its Subsidiaries (including estimated major items of revenue and capital expenditure) for the following year, broken down on a monthly basis, and an accompanying cash flow forecast, together with a balance sheet showing the projected position of the Company and its Subsidiaries as at the end of the following fiscal year;

(ii)                                  within three weeks after the end of each calendar month, unaudited management accounts, such accounts to include a detailed profit and loss account, balance sheet and cash flow statement, an analysis of revenue, a review of the budget, together with a reconciliation of results with revenue and capital budgets for the corresponding month, and (if so required by the Board) a statement of the source and application of funds for such month; and

(iii)                               such further information as the Shareholders may from time to time reasonably require as to any and all matters relating to the business or financial condition of the Company or any of its Subsidiaries.

7.2                                 Annual Audit and Annual Accounts.  The Auditors shall examine and verify the annual accounts (“Annual Accounts”) of the Company and its Subsidiaries. Such Auditors shall submit its report to the Board.  The Company shall submit to the Parties the Annual Accounts within seventy-five (75) days after the end of the fiscal year, together with the audit report of the independent Auditors.

7.3                                 Special Audit.  A Party may appoint on its own behalf and at its own expense an accountant of its choice, who may be either an accountant registered in the PRC or registered elsewhere to audit the accounts of the Company and its Subsidiaries.  If the results of any such audit are significantly different from that conducted by the independent Auditors of the Company and are accepted by the Board, the expense shall be borne by the Company.  Such accountant shall keep confidential all the documents audited by him or her.  The Company will permit such accountant to have access to the books and records of the Company and its Subsidiaries and will provide him or her with office space and all other reasonable assistance to enable him or her to carry out the audit.

8.                                      DISTRIBUTION POLICY AND DETERMINATION OF NET PROFIT

The Shareholders shall take such action as may be necessary to procure that:

8.1                                 The Annual General Meeting of the Company at which consolidated audited accounts in respect of the preceding fiscal year are laid before the

Shareholders is held not later than four months after the end of the relevant fiscal year or such accounts are otherwise provided to and approved by the Shareholders in accordance with the Articles;

8.2                                 The Auditors shall at the expense of the Company be instructed to report as to the amount of the profits for each accounting period which are available for distribution by the Company at the same time as they sign their report on the Audited Accounts for the accounting period in question;

8.3                                 The Board shall determine the amount of distribution of profits (if any) to the Shareholders in each fiscal year provided that such distribution may not exceed profits lawfully available for distribution after the appropriation of such reasonable and proper reserves for working capital, capital expenditure or otherwise as the Board may think appropriate or called for by the business plan of the Company.

9.                                      FINANCE FOR THE COMPANY

9.1                                 The Shareholders acknowledge that, in addition to capital to be subscribed pursuant to Article 4, the Company will require further cash infusions in order to fund its operations through the WFOE.  InFocus and TCL may, but are not obligated to, provide such further finance by means of further capital injection or shareholder loans in proportion to their respective holdings of shares in the Company and on such commercial terms as they may agree with the Company.

9.2                                 If the Company requires additional financing in addition to that provided by the Shareholders pursuant to Articles 4 and 9.1, it shall endeavor to obtain such financing from a third party lender.  If additional equity investment is required from the Shareholders or third parties, the Shareholders will seek to complete such investment in a manner that maintains their equal equity ownership in the Company.

9.3                                 It is the intention of the Parties to complete an underwritten public offering of the Company’s securities at the earliest practicable date subject to the development of the Business and market conditions.

10.                               TRANSFER OF SHARES

10.1                           Except with prior written consent of the other Party or as hereinafter provided, no Shareholder shall pledge, mortgage or otherwise encumber its legal or beneficial interest in its Shares.

10.2                           Except as hereinafter provided, no Party may transfer or sell all or any part of its Shares of the Company in any manner whatsoever without the prior written consent of the other Party.

10.3                           Notwithstanding the provisions of Article 10.2, a Party may transfer or sell all or any part of its Shares of the Company to a Permitted Transferee of that Party upon notification to the other Party.  With respect to any such transfer or sale, such other Party hereby agrees to any such transfer or sale and waives any right of first refusal with respect to such transfer or sale and agrees to perform all such acts required to effect such transfer or sale for which it is responsible; provided, that the Permitted Transferee shall be required to become a party to this Agreement by signing a Deed of Adherence substantially in the form of Exhibit A; and, provided further, the Party making such transfer shall remain subject to all the terms and conditions of this Agreement and shall guarantee the performance of all obligations of the Permitted Transferee.

10.4                           If either Party shall desire to transfer or sell its Shares of the Company to any third party other than a Permitted Transferee of such Party, such Party (the “Transferring Party”) shall secure a binding written offer from such third party (the “Third Party Offer”) to purchase some or all of its Shares of the Company (the “Transferring Party’s Shares”) and the other Party to this Agreement (the “Non-Transferring Party”) shall have an option, exercisable within thirty (30) Business Days of receiving notification of the Third Party Offer together with details of the identity, financial condition and identity of the controlling shareholder or shareholders of such third party, to purchase the Transferring Party’s Shares as specified in this Article on the same terms and conditions as the Third Party Offer.  Such option shall be exercised by such Non-Transferring Party giving written notice to the Transferring Party of its exercise of such option.  If the Non-Transferring Party exercises its option within such 30 Business Day period to purchase the Transferring Party’s Shares, then, unless such Third Party Offer is withdrawn within the first ten (10) Business Days of such period, the Transferring Party’s Shares shall be sold to such Non-Transferring Party on the same terms and conditions as the Third Party Offer.

10.5                           If the Non-Transferring Party does not exercise its option within such 30 Business Day period, the Transferring Party may, subject to obtaining the prior written consent of such Non-Transferring Party (which consent shall not be unreasonably withheld), transfer the Transferring Party’s Shares to such third party, provided that such third party shall not be a competitor of the Company or the Non-Transferring Party, and provided further that such third party shall sign a Deed of Adherence in the form of Exhibit A.

11.                               AMENDMENT AND ALTERATION OF THE AGREEMENT

11.1                           Amendments.  Any amendment to this Agreement must be in writing and signed by the Parties.

11.2.                        Economic Adjustment and Change in Law.  If either Party’s economic benefits are adversely and materially affected by the promulgation of any new laws, rules or regulations of any jurisdictions, or the amendment or interpretation of any existing laws, rules or regulations after the date of this Agreement (a

“Change in Law”), the Parties shall promptly consult with each other and use their commercial best endeavors to implement any adjustments necessary to maintain each Party’s economic benefits derived from this Agreement on a basis no less favorable than the economic benefits it would have derived if such laws, rules or regulations had not been promulgated or amended or so interpreted.

12.                               TERMINATION AND BUY OUT

12.1                           Termination Events.  This Agreement can be terminated through the process in Article 12.2 beginning with the motion by the Party indicated below if any of the following events or conditions (a “Termination Event”) has occurred:

12.1.1                  Upon the motion of either Party, if the holders of the “A” Shares and the “B” Shares agree in writing to terminate this Agreement;

12.1.2                  Upon the motion of either Party, if a Change in Law occurs and the Parties are unable to agree upon necessary adjustments within a 90 day period after the occurrence of the Change in Law or are unable to implement any such adjustments to give effect to the provisions of Article 11.2 within a 180 day period after the occurrence of the Change in Law;

12.1.3                  Upon the motion of the non-breaching Party, if a Party shall commit a material breach of this Agreement the effect of which would have a material adverse effect on the financial condition or business operations of the Company, and such Party fails to remedy such material breach within a period of sixty (60) days after notice in writing from the other Party or the Board to remedy such breach;

12.1.4                  Upon the motion of the other Party, if any representation or warranty made by a Party contained in Article 3 of this Agreement shall have been incorrect in any material respect when made or on the Completion Date;

12.1.5                  Upon the motion of either Party, if a bankruptcy or similar proceeding has been commenced by or against the Company or the WFOE; or

12.2                           Notification Procedure.  Upon the occurrence of a Termination Event described in Articles 12.1.2 or 12.1.5, either Party may notify in writing the other Party and the Chairman of the Board that a Termination Event has occurred.  Upon the occurrence of a Termination Event described in Articles 12.1.3 or 12.1.4, the Party entitled to make a motion to terminate may notify in writing the defaulting Party and the Chairman of the Board that a Termination Event has occurred.  Within thirty (30) days of any such notification, the Parties shall commence negotiations and endeavor to resolve the reason for the Termination Event.  In the event matters are not resolved to the satisfaction of the Parties within thirty (30) days after commencement of negotiations or the non-notifying Party refuses to commence negotiations within such thirty (30) day period or such Terminating Event is of a nature that cannot be reasonably expected to be resolved, the notifying Party may give the other Party and the Chairman of the Board written notice of termination (a “Termination Notice”).

12.3                           Proceed to Liquidation.  If a Termination Notice is given pursuant to Article 12.2 hereof with respect to a Termination Event described in Article 12.1.2, unless the Parties agree at the time such Termination Notice is given that the provisions of Article 12.4 should apply with respect to such Termination Event (in which case the provisions of Article 12.4 shall apply), the Company will be liquidated.

12.4                           Buy-Out Provision.  (a) If a Termination Notice is given pursuant to Article 12.2 hereof with respect to a Termination Event described in Articles 12.1.3 or 12.1.4, then unless otherwise agreed by the Parties that the provisions of this Article 12.4 shall not apply (in which case the Company shall either be sold on such terms and conditions agreed by the Parties at such time, or failing such agreement, liquidated), or (b) if a Termination Notice is given pursuant to Article 12.2 hereof with respect to a Termination Event described in 12.1.2 hereof and the Parties agree at the time such Termination Notice is given that the provisions of this Article 12.4 should apply to such Termination Event, the Party entitled to provide a notice of termination in Article 12.1 shall have the right to buy the other Party’s interest in the Company at its Fair Market Value.

12.4.1                  Determination of the Fair Market Value.  The Fair Market Value of the Company will be determined by an investment bank, accounting firm or other appraiser with experience in valuing companies in the consumer electronics industry of a comparable size (an “Appraiser”).  In the event the Board fails to appoint an Appraiser within such thirty (30) days after such Party elects to buy to the other Party’s interest period, each of TCL and InFocus will appoint an Appraiser within fifteen (15) days thereafter.  Should either TCL or InFocus fail to appoint its Appraiser within such 15 day period, then the Appraiser appointed in a timely fashion by the other Party shall determine the Fair Market Value of the Company alone.  Such Appraiser or Appraisers, as the case may be, shall complete their assessment of the Fair Market Value of the Company and notify the Parties thereof in writing within forty-five (45) days of their appointment.  If more than one Appraiser is used and the assessments of the Appraisers provide values such that the higher one is not more than 15% greater than the lower one, the average of the two values will be taken as the Fair Market Value of the Company.  If the valuations differ by more than 15%, TCL and InFocus will jointly appoint an additional Appraiser to perform a third valuation.  If the Parties are unable to agree on the selection of the third Appraiser within fifteen (15) days, either Party may request the Chairman of the Singapore International Arbitration Centre to appoint the third Appraiser and the choice of such third Appraiser by the Chairman of the Singapore International Arbitration Centre shall be binding on the Parties.  In such circumstance, the Fair Market Value of the Company will be determined by ascribing a weighting of 50% to the middle valuation of the three valuations and the other two valuations will be weighted at 25% each.

12.4.2                  If a Party exercises the right to purchase the interest of the other Party in the Company, the purchasing Party must complete such purchase within ninety (90) days after the Fair Market Value of the other Party’s interest in the Company has been determined.  The Parties agree to take such steps as may be advisable to implement the sale of the selling Party’s interest in the Company, including obtaining all necessary government approvals for the transfer of all of the selling Party’s interest in the Company to the purchasing Party (or its designee) and the selling Party agrees to take all such action, including causing the members of the Board designated by it to approve such transfer, and to execute all documents necessary or advisable to effect such transfer.

12.4.3                  Until such time as the sale of the interest of one Party in the Company to the other Party is completed, the Company will, to the fullest extent possible, maintain the conduct of its Business in the ordinary course and neither Party shall hinder the Company from the conduct of its Business.

12.5                           Deadlock Resolution.  If the Board is unable to make a determination on any matter material to the operation of the Company (provided that the continued failure or inability to resolve or otherwise determine any such matter shall be of such a nature as could materially adversely affect the financial condition or business operations of the Company) after due consideration of such matter at two or more meetings of the Board held within a period of not less than forty-five (45) days nor more than sixty (60) days (hereinafter a “Deadlock”), either Party may declare the occurrence of a Deadlock, by written notice thereof to the other Party setting out its position on the matter in dispute and its reasons for adopting such position.  Each such notice shall be considered by the CEO of each of the Parties, who shall communicate with each other and shall each use reasonable good faith efforts to resolve such Deadlock within sixty (60) days or within any mutually agreed extension of such period.

12.5.1                  If the Parties cannot reach agreement on the Deadlock and the issue has not been submitted for resolution pursuant to Article 26 hereof, either of the Parties (the “Pricing Party”) shall have the right, exercisable for thirty (30) Business Days thereafter to indicate its intention to sell the equity interest it holds in the Company to the other Party (the “Deciding Party”) in writing in the form of a notice (the “Deadlock Notice”).  The Deadlock Notice shall specify the price at which the Pricing Party is willing, able and prepared to sell all (but not part) of the interest it owns in the Company (the “Sale Interest”) to the Deciding Party (the “Deadlock Price”) and may not be conditional on any term other than the receipt of the Deadlock Price.

12.5.2                  The Deadlock Notice shall be deemed to:

(i)                                     constitute an irrevocable offer by the Pricing Party, open for acceptance by the Deciding Party for thirty (30) Business Days from the date of service of the Deadlock Notice (the “Purchase Period”), to sell all (but not less than all) of the Sale Interest owned by it to the Deciding Party at the Deadlock Price; and

(ii)                                  constitute an alternative irrevocable offer by the Pricing Party to purchase all (but not less than all) of the Sale Interest owned by the Deciding Party within the Purchase Period at the same Deadlock Price.

12.5.3                  The Deciding Party may at any time before the expiry of the Purchase Period serve notice in writing upon the Pricing Party of its desire to purchase the Sale Interest of the Pricing Party on the terms set out in this Article 12.5 (a “Purchase Notice”) which may not be expressed to be subject to fulfillment of any condition whatsoever (other than those conditions required by the applicable Law).  Upon service of a Purchase Notice on the Pricing Party, the Pricing Party shall be bound to sell (upon payment of the Deadlock Price), and the Deciding Party who has served a Purchase Notice shall be bound to purchase (at the Deadlock Price), all of the Sale Interest owned by the Pricing Party, which the Pricing Party shall transfer, free from all claims, liens and encumbrances, together with all rights attached thereto at the date of service of the Deadlock Notice.

12.5.4                  If the Pricing Party has not received a Purchase Notice before the expiry of the Purchase Period, the Deciding Party shall be deemed to have declined the offer by the Pricing Party to sell referred to in this Article 12.5.2(i) and the Deciding Party shall be bound to sell (upon payment of the Deadlock Price), and the Pricing Party shall be bound to purchase (at the same Deadlock Price), all of the Sale Interest owned by the Deciding Party, which the Deciding Party shall transfer, free from all claims, liens and encumbrances, together with all rights attached thereto at the date of service of the Deadlock Notice.

12.5.5                  Either the Pricing Party or the Deciding Party, which is to purchase all of the Sale Interest pursuant to this Article 12.5, shall have the right to designate a third party who may, either alone or together with such party, purchase the Sale Interest in the Company pursuant to this Article 12.5.

12.5.6                  The sale and purchase of the Sale Interest shall comply with applicable law.  Unless otherwise agreed between the Parties, the sale and purchase of the Sale Interest shall be completed within fourteen (14) Business Days, when all of the relevant government approvals are received and the registration of the transfer of such Sale Interest is completed.

12.5.7                  For the purposes of this Article 12.5, the Deciding Party shall be deemed to have authorized the Company to take all actions necessary on behalf of the Deciding Party to effectuate the sale of the Deciding

Party’s Sale Interest if the Deciding Party does not timely serve a Purchase Notice.  Time is of the essence and the receipt by the Pricing Party of any Purchase Notice after the end of the Purchase Period shall have no binding force and effect.

12.5.8                  Until such time as the sale or purchase of the Sale Interest of one Party in the Company to the other Party is completed, the Company will, to the fullest extent possible, maintain the conduct of its Business in the ordinary course and neither Party shall hinder the Company from the conduct of its Business.

12.6                           Termination of Other Agreements.  If the Company is liquidated pursuant to Article 12.3 or upon one Party’s interest in the Company being purchased by the other Party in accordance with Articles 12.4 or 12.5, the Related Contracts shall become terminable by any Party thereto, provided that in the event of such purchase by a Party pursuant to Section 12.4(a), the other Party may not terminate its Technology License Agreement with the Company as a result of such purchase hereunder.

12.7                           Remedies For Breach.

12.7.1                  The exercise of the right of a Party to terminate this Agreement, as provided herein, does not preclude such Party from exercising other remedies that are provided herein or are available for breach of contract under Hong Kong law.

12.7.2                  Subject to the other provisions of this Agreement, a Party shall be entitled to compensation for any loss, cost and expense which such Party has suffered as a result of the breach of this Agreement by the other Party.  No Party shall be liable to the other Party for any indirect, special, incidental, consequential or punitive damages with respect to any claim arising out of, under or in connection with this Agreement whether based upon contract, tort (including negligence), strict liability or otherwise.

13.                               DURATION

13.1                           Except as otherwise provided herein, this Agreement shall continue in full force and effect until the Shareholders agree in writing to terminate this Agreement.

14.                               RIGHTS TO INFORMATION AND CONFIDENTIALITY

14.1                           Rights of Inspection and Information

The Company shall permit any Director designated by a Shareholder in writing, at the requesting Shareholder’s expense, to discuss the affairs, finances and accounts of the Company and its Subsidiaries (provided such Director does not have a conflict of interest with the conduct of business with the Company) with the Company’s and its Subsidiaries’ officers and other principal executives all at such time as may reasonably be requested, and all books, records, accounts, documents and vouchers relating to the business and the affairs of the Company and its Subsidiaries shall at such time be open to the inspection of any such person, who may make such copies thereof or extracts therefrom as such person may deem appropriate.  Any information secured as a consequence of such discussions and examinations shall be kept strictly confidential by the requesting Shareholder.

14.2                           Confidentiality

14.2.1                  Except in circumstances where the prior consent of the other Party has been obtained and during the continuance of the Company and for a period of six (6) years after its termination, no Party to this Agreement shall, nor shall it permit any of its directors, officers, employees and agents or the Directors of the Company to, divulge to any person any trade secret, or secret process, method or means, or any other confidential information concerning the business of the Company and its Subsidiaries or any Party that comes to the knowledge of such Party or employee by reason of its or his being a Party hereto or employee of the Company or any Party unless and to the extent that the Party involved shall obtain such rights previously owned by the Company and unless and to the extent that (i) the disclosure is required by law or stock exchange rules or (ii) such information is or becomes public knowledge otherwise than through the breach of this Agreement or (iii) such information was obtained from a third party having no obligation of confidentiality with respect to such information.  Each Party shall advise its directors, officers, employees and agents receiving such information of the existence of and the importance of complying with the obligations set forth in this Article, including by the inclusion of confidentiality provisions in the employment or other contracts entered into with such persons.

14.2.2                  At all times hereafter and unless required by applicable laws of any jurisdiction, no Party shall issue any press release or an announcement or other public statement with respect to this Agreement, the Company or the transactions contemplated hereby which relates to (i) any dispute or difference of opinion between the Parties, (ii) any information of a confidential or proprietary nature concerning or relating to the terms of this Agreement, or (iii) any information which could affect adversely the reputation of the Company or any Party, without the prior approval of the Board, unless otherwise, and to the extent, required by law or stock exchange rules.

14.2.3                  Each Party shall consult with the other Party before it makes, or permits any of its officers and representatives to make, any public announcement or statement with respect to significant information or terms of the transactions contemplated by this Agreement and the other related agreements, and shall not make, or permit any of its officers and representatives to make, such public announcement or statement without the consent from the other Party except to the extent such Party is required by stock exchange rules or other applicable Laws to make such disclosure, in which case it shall give the other Party a reasonable opportunity to comment on the proposed disclosure in advance.

14.2.4                  Notwithstanding Articles 14.2.1, 14.2.2 and 14.2.3, the Shareholders may at any time disclose any such information and communications to their Affiliates and professional advisors.

15.                               REMEDIES

15.1                           No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise.  The election of any one or more of such remedies by any of the parties hereto shall not constitute a waiver by such party of the right to pursue any other available remedy.

16.                               TIME

16.1                           Time shall be of the essence as regards the provisions of this Agreement, both as regards the times and periods mentioned herein and as regards any times or periods which may, by agreement between the Parties, be substituted for them.

17.                               SEVERABILITY

17.1                           If any provision of this Agreement or part hereof is rendered void, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

18.                               SURVIVAL OF RIGHTS, DUTIES AND OBLIGATIONS

18.1                           Termination of this Agreement for any cause shall not release a Party from any liability which at the time of termination has already accrued to another Party or which thereafter may accrue in respect of any act or omission prior to such termination.

19.                               COSTS

19.1                           Each party shall bear its own costs and expenses incurred by it in connection with this Agreement, whether or not the Parties consummate the transactions contemplated under this Agreement,

20.                               ENTIRE AGREEMENT

20.1                           This Agreement (together with the Schedules and Exhibits hereto) constitutes the entire agreement between the Parties and save as otherwise expressly provided, no modification, amendment or wavier of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by the Parties hereto.

21.                               CONFLICT WITH THE ARTICLES

21.1                           In the event of any ambiguity or discrepancy between the provisions of this Agreement and the Articles, then it is the intention that the provisions of this Agreement shall prevail and accordingly the Parties shall exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement and shall further, if necessary, procure any required amendment to the Articles.

22.                               NO PARTNERSHIP

22.1                           Nothing in this Agreement shall be deemed to constitute a partnership between the Parties hereto nor constitute any Party the agent of any other Party for any purpose.

23.                               NOTICE

23.1                           All notices or other communications under this Agreement shall be in writing and shall be delivered or sent to the correspondence addresses or facsimile numbers of the Parties set forth below or to such other addresses or facsimile numbers as may be hereafter designated in writing on seven (7) days’ notice by the respective Parties.

If to InFocus:	Director of Legal Affairs
InFocus Corporation
Attn: Jennifer Yruegas
27700 SW Parkway Ave.
Wilsonville, Oregon 97070

With copy to:	CEO
InFocus Corporation
27700 SW Parkway Ave.
Wilsonville, Oregon 97070

If to TCL:	TCL Corporation
Attn: Yu Feng
Building A, 3rd Floor
5 Central Industrial Grand Avenue
Shekou, Shenzhen, PRC 518067

With copy to:	Paul, Weiss, Rifkind, Wharton & Garrison
Attn: Jack Lange
12/F, 3A Chater Road
Central, Hong Kong

23.2                           All such notices and communications shall be effective (i) when delivered personally; (ii) when sent by telex, telefacsimile or other electronic means with sending machine confirmation; (iii) ten (10) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) four (4) days after deposit with a commercial overnight courier, with written verification of receipt.

24.                               FURTHER ASSURANCE

24.1                           Each Party shall cooperate with the others and execute and deliver to the others such other instruments and documents and take such other actions as may be reasonably requested from time to time in order to carry out, evidence and confirm their rights and the intended purpose of this Agreement.

25.                               NO IMMUNITY

25.1                           To the extent that any of TCL or InFocus may be entitled in any jurisdiction to claim for itself or any of its property or assets immunity in respect of its obligations under this Agreement from service of process, jurisdiction, suit, arbitration, judgment, execution, attachment (whether before judgment, in aid of execution or otherwise) or legal process or to the extent that in any jurisdiction there may be attributed to it or all or any of its property or assets immunity of that kind (whether or not claimed) each of TCL and InFocus irrevocably agrees not to claim and irrevocably waives that immunity to the fullest extent permitted by the laws of that jurisdiction.

26.                               DISPUTE RESOLUTION

26.1                           Consultation

Any dispute or difference between the Parties arising out of or in connection with this Agreement or as to rights or obligations hereunder shall initially be referred to the CEO of InFocus and the CEO of TCL for resolution to the satisfaction of the Parties, if possible.  The CEO of InFocus and the legal representative of TCL may, if they so desire, consult outside experts for assistance in arriving at a resolution.  Such persons shall make a bona fide attempt to settle amicably through friendly negotiation any such dispute or difference within thirty (30) Business Days after its submission and, if unable to do so, the dispute or difference may be referred by any of them to arbitration.

26.2                           Arbitration.

26.2.1                  Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination or as to rights or obligations of the Parties hereunder which is not settled by friendly discussions pursuant to Article 26.1 shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (the “SIAC Rules”) for the time being in force which rules are deemed to be incorporated by reference into this Article save and except for any modification made hereunder or otherwise agreed by the Parties.  The arbitral award shall be final and binding on the Parties.

26.2.2              The tribunal shall consist of three arbitrators.  TCL and InFocus shall each appoint one arbitrator within thirty (30) days of the referral of the dispute to arbitration.  The two arbitrators appointed by TCL and InFocus shall appoint a third arbitrator.  If any Party fails to appoint its arbitrator or such arbitrators are unable to agree upon the third arbitrator within sixty (60) days of the referral of the dispute to arbitration, then the Party’s arbitrator or the third arbitrator, as the case may be, shall be appointed by the Chairman of the Singapore International Arbitration Centre.

26.2.3                  The English language shall be used in the arbitral proceedings.  Unless otherwise agreed by the Parties, all hearing materials, statements of claim or defense, award and the reasons supporting it shall be written in English.

26.2.4                  To the extent this Article is deemed to be a separate agreement independent from this Agreement, Article 27 concerning governing law and Article 23 concerning notices are incorporated herein by reference.

26.3                           Operation of the Company.

Throughout the pendency of any dispute or difference submitted to the legal representative of TCL and the CEO of InFocus for resolution pursuant to Article 26.1 or to arbitration pursuant to Article 26.2, the Company shall continue to conduct its Business activities in accordance with the business plans of the Company then in effect, and the Parties shall continue to perform their respective obligations under this Agreement except and to the extent that the performance of those obligations are the subject of the dispute or difference.

27.                               GOVERNING LAW

27.1                           The formation of this Agreement, its validity, interpretation, execution and settlement of any disputes arising hereunder shall be governed by, and construed in accordance with, the laws of Hong Kong.

27.2                           Notwithstanding anything contained in Article 27.1 to the contrary, the licenses granted by InFocus under the InFocus Technology License Agreement shall be governed by the laws of the State of New York, United States of America.  The licenses granted by TCL under the TCL Technology License Agreement shall be governed by the laws of the PRC.

28.                               COUNTERPARTS

28.1                           This Agreement is executed in four (4) original counterparts each of which shall have equal effect in law.

IN WITNESS WHEREOF, this Agreement has been entered into on the day and year first above written.

TCL CORPORATION

By:
Name:
Title:

TCL Optoelectronic Tech (Shenzhen) Co., Ltd.

By:
Name:
Title:

INFOCUS CORPORATION

By:
Name: Kyle Ranson
Title: CEO & President

INFOCUS CAYMAN

By:
Name: Kyle Ranson
Title: CEO & President

SCHEDULE 1

List of Related Contracts

1.                                       InFocus Technology License Agreement between InFocus and the Company

2.                                       TCL Technology License Agreement between TCL and the Company

3.                                       Technology License Agreement between the Company and the WOFE

4.                                       Leases between InFocus and the Company

5.                                       Leases between TCL and/or TCL Optoelectronic and the WFOE

6.                                       Support Services Agreement between InFocus and the Company

7.                                       Support Services Agreement between TCL and the WFOE

8.                                       Norway Engineering Services Agreement between the Company’s Norway Subsidiary and the Company

9.                                       U.S. Engineering Services Agreement between the Company’s U.S. Subsidiary and the Company

10.                                 InFocus Engineering Services Agreement between InFocus and the Company relating to the mutual provision of engineering services for fees by engineering staff or for the use of R&D equipment between InFocus and the Company

11.                                 TCL Engineering Services Agreement between TCL and the Company relating to the mutual provision of engineering services for fees by engineering staff or for the use of R&D equipment between TCL and the Company

1

EXHIBIT A

FORM OF DEED OF ADHERENCE

Reference is made to the [transfer document], dated [•] between [transferor] (the “Transferor”) and the undersigned, pursuant to which the Transferor shall sell to the undersigned, and the undersigned shall purchase from the Transferor, [number and type of shares] of [•], par value US$[•], for consideration equal to [consideration].  It is a condition to the completion of such sale and purchase that the undersigned become a party to that certain Shareholders Agreement, dated December 14, 2004, by and among the shareholders of South Mountain Technologies, Ltd., a Cayman Island company (the “Shareholders Agreement”).

Accordingly, by execution of this Deed of Adherence, the undersigned ratifies and shall become a party to the Shareholders Agreement, and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Shareholders Agreement applicable to or binding on the Transferor (including without limitation Article 10 thereof) as though it is an original party thereto and shall be deemed a Shareholder (as defined in the Shareholders Agreement) for all purposes thereunder.  The undersigned authorizes this signature page to be attached to and made part of the Shareholders Agreement.

This Deed of Adherence shall be governed by and construed in accordance with the laws of Hong Kong.

The address of the undersigned for purposes of all notices under the Shareholders Agreement is: [•]

[NAME OF NEW SHAREHOLDER]

By:

Name:
Title:

2